Exhibit 99.1

Contacts:

Cerus

Lainie Corten

Corporate Communications

Cerus Corporation

(925) 288-6319

Baxter

Media

Cindy Resman, (847) 948-2815

Investor Relations:

Mary Kay Ladone, (847) 948-3371

BAXTER AND CERUS ANNOUNCE CLOSURE OF TRANSACTION

WITH BioOne CORPORATION

DEERFIELD, Ill., and CONCORD, Calif., October 14, 2004 – Subsidiaries of Baxter International Inc. (NYSE:BAX) and Cerus Corporation (NASDAQ: CERS) today announced they have closed the transaction with BioOne Corporation for the commercialization in parts of Asia of the pathogen inactivation technology, known as INTERCEPT Blood System for platelets.  Following receipt of an independent appraisal and approval by BioOne shareholders, BioOne has made a payment of $15 million, which will be shared equally between Baxter and Cerus.

“I am very pleased that we are moving forward with BioOne toward the goal of bringing pathogen inactivation technology for platelets to the Asian market,” said Claes Glassell, president and CEO of Cerus Corporation.  “Furthermore, I am encouraged that an independent appraisal of the transaction supports the potential implementation of a pathogen inactivation technology in Asia.”

Baxter and Cerus announced the original agreement with BioOne in July.  Under the terms of the agreement, BioOne will be responsible for commercializing the pathogen inactivation technology for platelets in Japan, China, Taiwan, South Korea, Thailand, Vietnam and Singapore.  The agreement calls for additional milestone payments and royalties on future product sales.  In connection with the agreement, Cerus made an approximate $1.2 million equity investment in BioOne.

BioOne was formed with the mission of improving the safety of blood products in Asia.  The founder, Dr. Akihiro Shimosaka, was formerly head of licensing for Kirin Pharmaceuticals and was instrumental in the formation and management of the highly successful Kirin-Amgen joint venture, which developed and commercialized EPO and G-CSF in Asia.  BioOne is being funded by equity investments from major Japanese venture capital firms and other corporations.

More than one million platelet transfusions are performed annually in the Asian territory covered by the agreement.  Platelets support blood clotting, which helps to prevent or stop bleeding, and are usually transfused to patients undergoing chemotherapy, heart bypass surgery and other major surgical procedures.

ABOUT CERUS

Cerus Corporation is developing novel technologies to provide safer and more effective therapeutic options to patients in areas with substantial unmet medical needs, particularly within the fields of cancer, infectious disease and blood safety.  The Concord, California-based company is combining its proprietary vector technologies with public domain and proprietary antigens to develop new therapies for cancer and infectious disease.  Cerus has two therapeutic cancer vaccine products in development using its Listeria vector technology, one in collaboration with MedImmune, Inc. and the other with Johns Hopkins University.  Cerus is also collaborating with subsidiaries of Baxter International Inc. on the INTERCEPT Blood System, which is designed to enhance the safety of donated blood components by inactivating viruses, bacteria and other pathogens.  The INTERCEPT Blood System is based on the company’s Helinx technology for controlling biological replication.  INTERCEPT Blood System for platelets is approved for use in the European Union and Canada.

ABOUT BAXTER

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients´ lives.

Helinx is a trademark of Cerus Corporation

Baxter and INTERCEPT are trademarks of Baxter International Inc.

Statements in this news release regarding potential future payments under the agreement and fulfillment of contractual commitments, as well as statements concerning potential efficacy and safety of products, potential regulatory approvals and product development and commercialization are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties concerning the limited resources of BioOne and risks and uncertainties related to the timing and results of clinical trials and other development activities, the acceptability of any data by regulatory authorities, actions by regulatory authorities at any stage of the development process, manufacturing, market acceptance of any products, competitive conditions and other factors discussed in each company’s filings with the Securities and Exchange Commission.

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